Exhibit T3D

IN THE SUPREME COURT OF BERMUDA

COMMERCIAL COURT

2023: No. 305

IN THE MATTER OF DIGICEL INTERNATIONAL FINANCE LIMITED

IN THE MATTER OF DIGICEL INTERMEDIATE HOLDINGS LIMITED

AND IN THE MATTER OF SECTION 99 OF THE COMPANIES ACT 1981

SANCTION ORDER

UPON THE PETITION dated 26 October 2023 of Digicel International Finance Limited and Digicel Intermediate Holdings Limited (the “Companies”) whose registered offices are at Clarendon House, 2 Church Street, Hamilton, Bermuda, for the sanction of a Scheme of Arrangement set out in the First Schedule hereto (the “Scheme”)

AND UPON HEARING Counsel for the Companies and Counsel for the Ad Hoc Groups (as defined in the Scheme)

AND UPON READING the Order dated 22 September 2023 (pursuant to which the Companies convened the Scheme Meetings), the Scheme, the report of the Chairman of the Scheme Meetings, the evidence in support of the Petition, and the Petition

AND UPON the Scheme Meetings having taken place on 18 October 2023, at which the Scheme was approved by the requisite statutory majorities of the Scheme Creditors

AND UPON the Court adopting in this Order, for ease of reference only, the defined terms contained in the Scheme hereinafter mentioned proposed to be made between the Companies and the Scheme Creditors

THE COURT HEREBY SANCTIONS the Scheme set forth in the Schedule to this Order

AND IT IS HEREBY ORDERED that there be liberty to apply with regard to the terms of the Order and the implementation of the Scheme.

DATED this 6th day of November 2023

/s/ Narinder Hargun
CHIEF JUSTICE

Schedule 1

(Scheme of Arrangement)

IN THE SUPREME COURT OF BERMUDA

CIVIL JURISDICTION (COMMERCIAL COURT)

2023 No.

IN THE MATTER OF THE COMPANIES ACT 1981

IN THE MATTER OF DIGICEL INTERMEDIATE HOLDINGS LIMITED

AND IN THE MATTER OF DIGICEL INTERNATIONAL FINANCE LIMITED

SCHEME OF ARRANGEMENT

(under section 99 of the Companies Act 1981)

BETWEEN

DIGICEL INTERMEDIATE HOLDINGS LIMITED

AND

DIGICEL INTERNATIONAL FINANCE LIMITED

AND

THE DIFL SCHEME CREDITORS (as defined herein)

CONTENTS

TABLE OF CONTENTS

Page

1 DEFINITIONS AND INTERPRETATION	4
2 THE COMPANIES	21
3 THE PURPOSE OF THE SCHEME	21
4 THE EXISTING NOTES	22
5 THE EXISTING NOTES TRUSTEE AND THE SCHEME	23
6 APPLICATION AND EFFECTIVENESS OF THE SCHEME	24
7 THE SCHEME – DIFL SUBORDINATED NOTES	24
8 THE SCHEME – DIFL UNSECURED NOTES	26
9 THE SCHEME – DIFL SECURED NOTES	27
10 THE SCHEME – TERM LOANS	28
11 THE SCHEME – GENERAL PROVISIONS	29
12 HOLDING TRUST ARRANGEMENTS	29
13 NO RIGHT TO COMMENCE PROCEEDINGS	29
14 INSTRUCTIONS, AUTHORISATIONS AND DIRECTIONS	29
15 DIFL SCHEME CREDITOR UNDERTAKINGS AND RELEASES	31
16 DETERMINATION OF SCHEME CLAIMS	34
17 SALES, ASSIGNMENTS OR TRANSFERS	34
18 PROVISION OF INFORMATION	34
19 THE INFORMATION AGENT AND THE HOLDING TRUSTEE	34
20 CONDITIONS TO THE EFFECTIVENESS OF THE SCHEME	36
21 TERMINATION OF THE SCHEME	37
22 SECURITIES LAW CONSIDERATIONS	37
23 SCHEME COSTS	37
24 MODIFICATIONS OF THE SCHEME	37
25 FURTHER ASSURANCE	38
26 NOTICES	38
27 CONFLICT AND INCONSISTENCY	40

28 SEVERABILITY	40
29 ANNOUNCEMENTS	40
30 GOVERNING LAW AND JURISDICTION	40
31 ALLOCATION	40
32 LIMITATIONS OF LIABILITY	41

1	DEFINITIONS AND INTERPRETATION

1.1	In this Scheme:

“Additional Subscription Election”	means a right of each DIFL Subordinated Noteholder that makes a Commitment Payment Election, to subscribe for its Pro Rata Portion (as defined in, and in accordance with the applicable provisions of, the Solicitation Statement) of Exit Preferred Shares and [8,479,984][1] DHL Shares.

“Advisors”	means collectively, (i) the PCG Ad Hoc Group Advisors; (ii) the DIFL Secured Ad hoc Group Advisors; and (iii) the Digicel Advisors.

“Administrative Agent”	means Citibank, N.A.

“Administrative Agent and Collateral Agent Instruction Letter”	means the instruction letter from DIFL (for and on behalf of the DIFL Secured Noteholders and the Term Loan Lenders) instructing each of the Administrative Agent and the Collateral Agent to enter into the Restructuring Documents to which the Administrative Agent and Collateral Agent is a party and to carry out all other legally permitted steps within their control as may be necessary or desirable to be carried out by it for the purposes of facilitating the implementation of, and giving effect to, the terms of the Restructuring, substantially in the form appended to the Explanatory Statement.

“Affiliates”

means:

(A) an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities—

(i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or

(ii) solely to secure a debt, if such entity has not in fact exercised such power to vote;

(B) a company or corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the debtor, or by an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities—

(i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or

(ii) solely to secure a debt, if such entity has not in fact exercised such power to vote;

(C) a person whose business is operated under a lease or operating agreement by a debtor, or person substantially all of whose property is operated under an operating agreement with the debtor; or

(D) an entity that operates the business or substantially all of the property of the debtor under a lease or operating agreement.

1 Subject to adjustment based on the funded Exit Preferred Shares amount, this number will consist of up to 20.00% of the DHL Shares outstanding immediately after the Restructuring.

“Allowed Proceedings”

means any Proceedings brought or commenced by a DIFL Scheme Creditor:

(A)       to enforce its rights under the Restructuring Support Agreement, the Restructuring Documents or the Scheme where any person fails to comply with the terms of, or perform its obligation(s) under, the Restructuring Support Agreement, the Restructuring Documents or the Scheme;

(B)       in respect of any Liability arising under the Scheme or a Restructuring Document which may arise or accrue in relation to acts, omissions, events and/or circumstances occurring after the Scheme Effective Date; and

(C)       to enforce its rights in respect of any Excluded Claims.

“Amended and Restated Credit Agreement”	means the Credit Agreement as amended, substantially in the form appended to the Explanatory Statement, subject to any amendments made in accordance with the Scheme.

“Amendment and Restatement Agreement”	means the amendment and restatement agreement between, amongst others, DIFL, DIHL, the Administrative Agent, the Collateral Agent and the Existing Notes Trustee with respect to the Credit Agreement.

“Amended Organisational Documents”	means the amended and restated bye-laws of DHL, in the form annexed hereto, together with any amendment to DHL’s memorandum of association required to give effect to any issuances pursuant to this Scheme or the Interconditional Scheme.

“Beneficial Interest”	means a beneficial interest (whether or not it is the ultimate economic interest) in the principal amount outstanding of the Existing Notes, which interest is held (directly or indirectly) in book-entry form through DTC, a DTC Participant and/or another Intermediary.

“Beneficial Ownership Condition”	means the requirement for each ultimate beneficial owner who would, assuming the consummation of the Scheme and the Interconditional Scheme, own 10% or more of the combined voting rights of the DHL Shares and the Exit Preferred Shares to provide all required “know-your-customer”/customer due diligence information required under Bermuda law to satisfy the anti-money-laundering obligations imposed under Bermuda law or by any Governmental Authority in Bermuda.

“Bridge Facilities”	has the meaning given to that term in the Solicitation Statement.

“Business Day”	means any day (other than a Saturday or Sunday) on which banks are open for business generally in New York and Bermuda (provided that the availability of internet banking shall not constitute being open for general business).

“Change of Control Condition”	means consent or waiver (to the extent capable of waiver) from each of the relevant Governmental Authorities of Bermuda, Jamaica, Trinidad & Tobago and the USA, to the extent such consent or waiver is a requirement under applicable law for the consummation of the transactions contemplated by this Scheme including, without limitation, a change of control of the Group as further described in the Solicitation Statement.

“Claim”

means:

(A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or

(B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Collateral Agent”	means Citibank, N.A. in its capacity as collateral agent under the Credit Agreement.

“Commitment Payment Election”

(a)       in respect of the DIFL Secured Notes and the DIFL Unsecured Notes, has the meaning given to that term in the Solicitation Statement where such election is made in accordance with the terms of the Solicitation Statement; and

(b)       in respect of the DIFL Subordinated Notes, has the meaning given to that term in the Exchange Offer Memorandum where such election is made in accordance with the terms of the Exchange Offer Memorandum.

“Companies Act”	means the Companies Act 1981 of Bermuda.

“Companies”	means DIFL and DIHL and “Company” means either one of them.

“Concurrent Transactions”	has the meaning given to that term in the Solicitation Statement.

“Convening Order”	means the order of the Court containing directions for the convening of the Scheme Meetings.

“Corporate Reorganisation”	has the meaning given to that term in the Solicitation Statement.

“Court”	means the Supreme Court of Bermuda.

“Credit Agreement”	means the first lien credit agreement dated as of May 25, 2017 by and among, amongst others, DIFL as borrower, the Administrative Agent, and the lenders party thereto.

“Deed of Release”	has the meaning given to that term in the Explanatory Statement.

“Deed of Release Parties”	means “Released Party” as such term is defined in the Deed of Release.

“DHL”	means Digicel Holdings (Bermuda) Limited an exempted company incorporated in Bermuda with registration number 36253, and with its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda.

“DHL Shares”	means the fully paid class A voting common shares of DHL and/or the fully paid class B non-voting common shares of DHL (as the case may be), having the rights as set out in the Amended Organisational Documents.
“DHL Undertaking”	has the meaning given in Clause 7.2(d).

“Diameter”	means Diameter Capital Partners L.P.

“DIFL”	means Digicel International Finance Limited, originally incorporated in St. Lucia on 7 December 2014 and continued into Bermuda on 11 July 2023 as an exempted company under the Companies Act with registration number 202302649, and with its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda.

“DIFL Noteholder”	means a person who has a Beneficial Interest in the Existing Notes and who is the owner of the ultimate economic interest in any of the Existing Notes.

“DIFL Scheme Consideration”	means the DIFL Secured Notes Consideration, the DIFL Unsecured Notes Consideration, the Term Loan Consideration, the Equitisation Shares and the Additional Subscription Election, to be distributed to the DIFL Scheme Creditors in accordance with the terms of the Scheme in full and final satisfaction and discharge of their Scheme Claims and, in each case as further described in the Solicitation Statement or the Exchange Offer Memorandum (as applicable).

“DIFL Scheme Creditors”	means (i) the DIFL Noteholders and (without double counting in each case), the Existing Depository Nominee and any Intermediaries; and (ii) the Term Loan Lenders.

“DIFL Secured Ad Hoc Group”	means the ad hoc group of certain DIFL Secured Noteholders, and Term Loan Lenders advised by the DIFL Secured Ad Hoc Group Advisors.

“DIFL Secured Ad Hoc Group Advisors”	means (i) Paul Hastings LLP; (ii) Evercore Group LLC; (iii) ASW Law Limited; and (iv) with the consent of the Company, any barrister or other law firm retained on behalf of the DIFL Secured Ad Hoc Group, as advisors to the DIFL Secured Ad Hoc Group.

“DIFL Secured Debt Work Payment”	means an amount equal to 1.932% of the aggregate principal amount of (a) the DIFL Secured Notes outstanding on the Scheme Effective Date; plus (b) the Term Loans outstanding on the Scheme Effective Date, which shall be payable in kind through the issuance on a dollar for dollar basis of (as applicable) either additional New Secured Notes or New Term Loans at the option of: (i) each member of the PCG Ad Hoc Group; (ii) each member of the DIFL Secured Steering Committee; and (iii) Diameter, as allocated and payable in accordance with the terms of the Restructuring Support Agreement.

“DIFL Secured Noteholders”	means a person who has a Beneficial Interest in the DIFL Secured Notes and who is the owner of the ultimate economic interest in any of the DIFL Secured Notes.

“DIFL Secured Notes”	means the 8.75% Senior Secured Notes due 2024 co-issued by DIFL and DIHL pursuant to the Existing Secured Notes Indenture, including any such notes which have been assigned replacement CUSIPs in connection with the Commitment Payment Election, as described in the Solicitation Statement.

“DIFL Secured Notes Consideration”	means (i) an amount equal to: (a) the aggregate principal amount of the New Secured Notes minus (b) the aggregate principal amount of New Secured Notes issued on account of the DIFL Secured Notes Commitment Payment and the DIFL Secured Debt Work Payment, issued in the form of New Secured Notes; and (ii) a cash payment equal to the aggregate amount of all accrued and unpaid interest on account of the DIFL Secured Noteholders’ Scheme Claims as at the Scheme Effective Date.[2]

“DIFL Secured Notes Commitment Payment”	with respect to each applicable DIFL Secured Noteholder, a principal amount of New Secured Notes equal to 5.0% of the principal amount of such DIFL Secured Noteholders Scheme Claim as at the Scheme Effective Date, excluding any accrued interest thereon; provided that, upon the agreement of (i) the Companies and (ii) the holders entitled to receive the DIFL Secured Notes Commitment Payment that collectively hold or control more than 50% of the aggregate outstanding principal amount of the DIFL Secured Notes held by all holders entitled to receive the DIFL Secured Notes Commitment Payment, such payment may be reduced or waived.

“DIFL Secured Steering Committee”	means those members of the DIFL Secured Ad Hoc Group party to that certain confidentiality and non-disclosure agreement, by and among Digicel Group Holdings Limited and such member, executed on or before 31 March, 2023.

“DIFL Subordinated Notes”	means the 8.0% Subordinated Notes due 2026 co-issued by DIFL and DIHL pursuant to the Existing Subordinated Notes Indenture.

“DIFL Subordinated Notes Consideration”	means the Equitisation Shares and the Additional Subscription Election.

“DIFL Subordinated Noteholders”	means a person who has a Beneficial Interest in the DIFL Subordinated Notes and who is the owner of the ultimate economic interest in any of the DIFL Subordinated Notes.

“DIFL Subordinated Notes Commitment Payment”	means, in respect of a DIFL Subordinated Noteholder that validly tenders its DIFL Subordinated Notes on or before the Early Tender Date (as defined and described in the Exchange Offer Memorandum), such DIFL Subordinated Noteholder’s pro-rata share of [265,002][2] DHL Shares based upon the ratio of the amount of such DIFL Subordinated Noteholder’s Scheme Claim as at the Record Date, excluding any accrued interest thereon, to the aggregate amount of all DIFL Subordinated Noteholders’ Scheme Claims as at the Record Date, excluding any accrued interest thereon.

“DIFL Subordinated Notes Work Payment”	means [551,199] DHL Shares.[3]

“DIFL Unsecured Notes”	means the 13.0% Senior Cash Pay/PIK Notes due 2025 co-issued by DIFL and DIHL pursuant to the Existing Unsecured Notes Indenture including any such notes which have been assigned replacement CUSIPs in connection with the Commitment Payment Election, as described in the Solicitation Statement.

“DIFL Unsecured Notes Commitment Payment”	means with respect to a DIFL Unsecured Noteholder, a principal amount of Take-Back Notes equal to 5.0% of the principal amount of such DIFL Unsecured Noteholders’ Scheme Claim as at the Scheme Effective Date, excluding any interest thereon; provided that, upon the agreement of (i) the Companies and (ii) the holders entitled to receive the DIFL Unsecured Notes Commitment Payment that collectively hold or control more than 50% of the aggregate outstanding principal amount of the DIFL Unsecured Notes held by all holders entitled to receive the DIFL Unsecured Notes Commitment Payment, such payment may be reduced or waived.

“DIFL Unsecured Notes Consideration”	means (i) an amount equal to (a) the aggregate principal amount of the Take-Back Notes; minus (b) the aggregate principal amount of the Take-Back Notes issued on account of the DIFL Unsecured Notes Commitment Payment and the DIFL Unsecured Notes Work Payment; and (ii) a cash payment equal to the aggregate amount of all accrued and unpaid cash interest on the DIFL Unsecured Notes as at the Scheme Effective Date.

“DIFL Unsecured Noteholders”	means a person who has a Beneficial Interest in the DIFL Unsecured Notes and who is the owner of the ultimate economic interest in any of the DIFL Unsecured Notes.

“DIFL Unsecured Notes Work Payment”	means with respect to an applicable DIFL Unsecured Noteholder, a principal amount of Take-Back Notes equal to 2.0% of the principal amount of such DIFL Unsecured Noteholder’s Scheme Claim as at the Scheme Effective Date (including, for the avoidance of doubt, accrued PIK interest which has capitalised in accordance with the Existing Unsecured Notes Indenture).

“DIHL”	means Digicel Intermediate Holdings Limited, an exempted company incorporated in Bermuda with registration number 55586, and with its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda.

2 Assuming all DIFL Subordinated Noteholders validly deliver their proxy by the applicable deadline, the DIFL Subordinated Notes Commitment Payment will consist of 0.63% of the DHL Shares outstanding immediately after the Restructuring.

3 The DIFL Subordinated Notes Work Payment will consist of 1.30% of the DHL Shares outstanding immediately after the Restructuring.

“Digicel Advisors”	means (i) DC Advisory LLC, (ii) Island Capital Management Services Limited, (iii) Davis Polk & Wardwell LLP, (iv) Conyers, Dill & Pearman Limited, and (v) the Information Agent.

“DTC”	means The Depository Trust Company.

“DTC Participant”	means the person recorded directly in the records of DTC as holding a Beneficial Interest in any Existing Notes in an account held with DTC, either for that person’s own account or on behalf of another person.

“Eligible Recipient”	means a DIFL Subordinated Noteholder that (i) provided a notification to the Company in the form contained in the Instruction Packet as to the identity of the person who is to be the registered holder of such DIFL Subordinated Noteholder’s Equitisation Shares; and (ii) to the extent applicable, has satisfied the Beneficial Ownership Condition.

“Equitisation Shares”	means [5,266,724][4] DHL Shares (which may be either class A voting common shares or class B non-voting common shares, depending upon the DIFL Subordinated Noteholders’ designations pursuant to the designation procedure set out in the Exchange Offer Memorandum).

“Exchange Offer Memorandum”	means the exchange offer memorandum and consent solicitation statement relating to the DIFL Subordinated Notes dated 21 August 2023.

“Excluded Claims”	means (i) Scheme Costs; (ii) Claims on account of, under, or in connection with, DIFL Scheme Consideration, except such Claims that upon the expiration of the Holding Period become subject to the provisions of Clause 12.3 of the Scheme and applicable provisions of the Holding Trust Deed; (iii) any Claim in respect of rights created under the Scheme and/or which arise as a result of a failure by either Company or any party to the Scheme to comply with any terms of the Scheme, in each case, from and after the Scheme Effective Date; (iv) any Claim under or in connection with the DIFL Secured Notes Work Payment, DIFL Subordinated Notes Work Payment, DIFL Unsecured Notes Work Payment, DIFL Secured Notes Commitment Payment; Term Loan Commitment Payment, DIFL Subordinated Notes Commitment Payment, or DIFL Unsecured Notes Commitment Payment; (v) any Claim which any member of the PCG Ad Hoc Group or DIFL Secured Ad Hoc Group may have against any of the PCG Ad Hoc Group Advisors or DIFL Secured Ad Hoc Group Advisors respectively, arising under a duty of care in accordance with their respective engagement terms; and (vi) any Claims arising from or relating to fraud, gross negligence, wilful default, wilful misconduct, or dishonesty.

“Existing Depository Nominee”	means Cede & Co as the entity in whose name the Existing Notes are registered and who acts as the depository and nominee for DTC with respect to the Existing Notes.

“Existing Notes”	means, collectively the DIFL Secured Notes, the DIFL Unsecured Notes and the DIFL Subordinated Notes.

4 To consist of 12.42% of the DHL Shares outstanding immediately after the Restructuring (on the basis that all Eligible Recipients validly tender by the Early Tender Date (as defined and described in the Exchange Offer Memorandum)).

“Existing Notes Indentures”	means, collectively, the Existing Secured Notes Indenture, the Existing Subordinated Notes Indentures, and the Existing Unsecured Notes Indentures.

“Existing Notes Trustee”	means Deutsche Bank Trust Company Americas, in its capacity as indenture trustee, and in each other capacity for which it serves, under or in connection with the Existing Notes Indentures and the Intercreditor Agreement; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

“Existing Notes Trustee’s Fees and Expenses”	means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims, including without limitation, attorneys’ fees, expenses and disbursements, accrued or incurred by the Existing Notes Trustee in any and all capacities to the extent payable or reimbursable under the Existing Notes Indenture or related documents, or otherwise accrued or incurred in connection with the assignment of replacement CUSIPs in connection with the Commitment Payment Election, as described in the Solicitation Statement.

“Existing Secured Notes Indenture”	means the indenture dated March 15, 2019 between DIFL and DIHL as co-issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, pursuant to which the DIFL Secured Notes were constituted and issued.

“Existing Security Documents”	means the First Lien Security Documents as such term is defined in the Credit Agreement.

“Existing Subordinated Notes Indenture”	means the indenture dated May 22, 2020 between DIFL and DIHL as co-issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, pursuant to which the DIFL Subordinated Notes were constituted and issued.

“Existing Unsecured Notes Indenture”	means the indenture dated May 22, 2020 between DIFL and DIHL as co-issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, pursuant to which the DIFL Unsecured Notes were constituted and issued.

“Exit Preferred Shares”	means the convertible preferred shares to be issued by DHL on terms substantially consistent with the description of preferred shares contained in the Explanatory Statement.

“Explanatory Statement”	means that composite explanatory document (including all appendices) dated [•] 2023 relating to the Scheme, mailed to the DIFL Scheme Creditors and available via the Scheme Website pursuant to the Convening Order, and which is required to be issued to DIFL Scheme Creditors pursuant to section 100 of the Companies Act.

“Foreign Representative”	means Lawrence Hickey or such other person nominated and authorised by the Company as such.

“Funding Notice”	has the meaning given to that term in the Solicitation Statement.

“Governmental Authority”	means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, tribunal, agency or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Group”	means Digicel Limited and its Affiliates (but excluding Digicel Group Holdings Limited and its shareholders).

“Guarantee”	means any guarantee, surety, indemnity or similar obligation given by a Guarantor in respect of any Scheme Claim.

“Guarantors”	means each and every Affiliate that has guaranteed repayment of any Scheme Claims;

“Holding Period”	means a period of 18 months after the Scheme Effective Date.

“Holding Trust”	means the trust established on or around the Scheme Effective Date for the purposes of holding DIFL Subordinated Notes Consideration payable or attributable to any Ineligible Recipient.

“Holding Trust Deed”	means the trust deed constituting the Holding Trust in substantially the same form as that appended to the Explanatory Statement.

“Holding Trustee”	means Conyers Trust Company (Bermuda) Limited in its capacity as Holding Trustee in relation to the Holding Trust.

“Ineligible Recipient”	means a DIFL Subordinated Noteholder that is not an Eligible Recipient.

“Information Agent”	means Epiq Corporate Restructuring, LLC.

“Intercreditor Agreement”	means the first lien intercreditor agreement dated as of March 15, 2019 among DIFL, the other grantors party thereto, the Collateral Agent, the Administrative Agent and the Existing Notes Trustee.

“Instruction Packet”	means the packet of materials, comprising, among other things, the forms of ballots for voting and the Explanatory Statement.

“Interconditional Scheme”	means a scheme of arrangement of the Companies’ Affiliate, Digicel Limited, as further set out in the Explanatory Statement.

“Intermediary”	means, in respect of the Existing Notes, a person who is not a DIFL Noteholder because it is not the owner of the ultimate economic interest in such Existing Notes but who holds a Beneficial Interest in any of such Existing Notes on behalf of another person or persons.

“Liability” or “Liabilities”	means any debt, liability or obligation of a person whether it is present, future, prospective, actual or contingent, whether it is known or unknown, whether or not it is fixed or undetermined, whether incurred solely or jointly or as principal or surety or in any other capacity, whether or not it involves the payment of money or performance of an act or obligation and whether it arises by contract, at common law, in equity or by statute or otherwise, in Bermuda or any other jurisdiction, or in any manner whatsoever.

“Longstop Time”	means 22 December 2023 at 5:00 pm (New York Time) or such later date and time as may be agreed pursuant to the Restructuring Support Agreement.

“Majority DIFL Scheme Creditors”	means the DIFL Noteholders and Term Loan Lenders whose holdings of the Scheme Claims constitute at the relevant time more than 50 percent of the aggregate principal amount of the Scheme Claims held at the relevant time by the DIFL Noteholders and Term Loan Lenders.

“New Holdco”	means Digicel MidCo Limited, an exempted company incorporated in Bermuda with registration number 202302676 and its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda.

“New Intercreditor Agreement”	means the new intercreditor agreement in substantially the same terms as described in the Explanatory Statement.

“New Secured Notes”	means the new secured notes to be issued by DIFL pursuant to the New Secured Notes Indenture (such amount being comprised of amounts on account of the DIFL Secured Notes Consideration, the DIFL Secured Notes Commitment Payment and the proportion of the DIFL Secured Debt Work Payment to be issued as New Secured Notes)[5].

“New Secured Notes Indenture”	means the indenture to be entered into between DIFL and the New Secured Notes Trustee pursuant to which the New Secured Notes will be issued on terms substantially consistent with the description of the secured notes contained in the Solicitation Statement appended to the Explanatory Statement.

“New Secured Notes Trustee”	means Wilmington Savings Fund Society, FSB, as the trustee under the New Secured Notes Indenture.

“New Security Documents”	means any amendments, amendments and restatements, modifications, variations, grant, re-grant or change of whatever description to any document creating or granting a mortgage, lien, charge or security interest of whatever description in respect of the DIFL Secured Notes or Term Loans that is necessary in order for such document to continue to secure the New Secured Notes and/or the New Term Loans on the same basis as it did prior to the Scheme Effective Date.

“New Term Loans”	means the term loans issued pursuant to and repayable by the borrowers under and in accordance with the Amended and Restated Credit Agreement (such amount being comprised of amounts on account of the Term Loan Consideration, Term Loan Commitment Payment and the proportion of the DIFL Secured Debt Work Payment issued as New Term Loans) and for the avoidance of doubt, all New Term Loans issued as Term Loan Consideration, Term Loan Commitment Payment or applicable amounts of the DIFL Secured Debt Work Payment shall be deemed to be fully drawn without the need for any new monies to be advanced by any Term Loan Lenders. [6]

5 Illustratively, if the Scheme Effective Date occurs on 30 November 2023 the aggregate principal amount of New Secured Notes will be $[1,226.3] million on account of the DIFL Secured Notes Consideration and the DIFL Secured Notes Commitment Payment plus up to an additional $[23.7] million on account of the DIFL Secured Debt Work Payment, assuming all persons entitled to that payment elect to receive it in the form of New Secured Notes.

6 The aggregate principal amount of the New Term Loans will vary depending on the date on which the Scheme Effective Date occurs due to scheduled amortisation payments due on the Term Loans. Illustratively, if the Scheme Effective Date occurs on 30 November 2023 the aggregate principal amount of New Term Loans will be [$992] million on account of the Term Loan Consideration and the Term Loan Commitment Payment plus up to an additional $[19.2] million on account of the DIFL Secured Debt Work Payment assuming all persons entitled to that payment elect to receive it in the form of New Term Loans.

“New Term Loans Agent”	means Wilmington Savings Fund Society, FSB, as the agent under the Amended and Restated Credit Agreement.

“New Term Loans Lenders”	means the lenders of record as of the Scheme Effective Date under the Amended and Restated Credit Agreement.

“PCG Ad Hoc Group”	means the ad hoc group of holders of Beneficial Interests in certain of the Existing Notes and Term Loan Lenders advised by the PCG Ad Hoc Group Advisors from time to time.

“PCG Ad Hoc Group Advisors”	means (i) Greenhill & Co, LLC, (ii) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (iii) Akin Gump LLP and Akin Gump Strauss Hauer & Feld LLP, (iv) Walkers (Bermuda) Limited, and (v) with the consent of the Company, any barrister or other law firm retained on behalf of the PCG Ad Hoc Group from time to time, as advisors to the PCG Ad Hoc Group.

“Personnel”	means, in relation to any person, its current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professional advisers.

“Post”	means delivery by pre-paid first class post or air mail or generally recognised commercial courier service, and “Posted” shall be construed accordingly.

“Proceeding”	means any process, action, legal or other proceeding including any arbitration, mediation, alternative dispute resolution, judicial review, adjudication, demand, execution, distraint, forfeiture, re-entry, seizure, lien, enforcement of judgment or enforcement of any security or other right.

“Professional Fees”	means, collectively, the reasonable and documented fees, costs and expenses incurred in connection with the Restructuring, together with applicable taxes thereon (if any) of the following agreed professionals: (i) the PCG Ad Hoc Group Advisors, (ii) the DIFL Secured Ad Hoc Group Advisors; and (iii) the Digicel Advisors, to be allocated for payment between DL and the Company as determined between them and the Digicel Advisers.

“Record Date”	means 4pm on 15 August 2023 (New York time) in respect of the Scheme.

“Registrar of Companies”	means the Registrar of Companies of Bermuda appointed pursuant to section 3 of the Companies Act.

“Registration Rights Agreement”	has the meaning given to that term in the Solicitation Statement.

“Related Party”	means predecessors, successors and assigns, Affiliates, managed accounts or funds, and all of their respective current and former officers, directors, managers, investment committee members, special or other committee members, principals, stockholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, investment advisors, participants, subsidiaries, members, partners, limited partners, general partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors or managers, and other professionals and advisors, and such persons’ respective heirs, executors, estates, servants, and/or nominees.

“Released Claim”	means (a) in respect of the Deed of Release Parties, any past, present and/or future Claim released pursuant to the Deed of Release; or (b) in respect of any other Released Person, or to the extent a Claim is not otherwise released pursuant to the Deed of Release for whatever reason, any past, present and/or future Claim arising out of, relating to or in respect of: (i) the Existing Secured Notes Indenture, the Existing Unsecured Notes Indenture, the Existing Subordinated Notes Indenture, and the Credit Agreement; (ii) the Existing Notes; (iii) the Scheme Claims and any of the facts and matters giving rise to the Scheme Claims; (iv) the Concurrent Transactions; and (v) all actions and/or decisions taken by any Deed of Release Party prior to the Scheme Effective Date in connection with the Company, the management and/or business of the Company (including any business or contractual arrangement between the Company and any Released Person), the preparation, negotiation, sanction or implementation of the Scheme, the Restructuring Documents and the Restructuring, and the execution and the carrying out of the steps and transactions contemplated therein in accordance with their terms, other than in each case, Excluded Claims.

“Released Person”	means each of the following and in each case solely in its capacity as such: (i) the Deed of Release Parties; and (ii) to the extent not falling within paragraph (i) of this definition, the Existing Notes Trustee, the Information Agent, the Collateral Agent, the New Term Loans Agent, the New Secured Notes Trustee, the New Term Loans Lenders, the Take-Back Noteholders, and each DIFL Scheme Creditor and their respective Scheme Creditor Parties, Affiliates and Advisors (including, in respect of the foregoing, each of their Personnel).

“Restructuring”	has the meaning given to that term in the Explanatory Statement.

“Restructuring Documents”	means the Amended and Restatement Agreement, the Amended and Restated Credit Agreement, the New Intercreditor Agreement, the New Secured Notes Indenture, the Take-Back Notes Indenture, the Holding Trust Deed, the Deed of Release, the New Security Documents, the Registration Rights Agreement, the Amended Organisational Documents, the Services Agreement and any other document required to be entered into with the Supporting Shareholder pursuant to and in accordance with the Restructuring Support Agreement, the Governance Documentation (as defined in the [Explanatory Statement]), the Restructuring Proceeding Documentation (as defined in the [Explanatory Statement]), and any other document that the Company and the Majority DIFL Scheme Creditors consider to be reasonably required to effectuate the terms of the Scheme which may include, without limitation, any deeds or other documents of release required to compromise and/or release Scheme Claims against any Guarantor in accordance with the terms of this Scheme.

“Restructuring Support Agreement”	means that certain restructuring support agreement dated as of 27 June 2023 between, amongst others, DL, DHL, Digicel Intermediate Holdings Limited, Digicel International Finance Limited, the Supporting Lenders (as defined therein) and the Supporting Shareholder.

“Sanction Order”	means the order of the Court sanctioning the Scheme (with or without modification).

“Scheme”	means this scheme of arrangement between the DIFL Scheme Creditors and the Companies pursuant to section 99 of the Companies Act in its present form or subject to any modifications, additions, or conditions that the Court may approve or impose consistent with Clause 24.

“Scheme Claim”

means, as the context shall require, any Claim of a DIFL Scheme Creditor against either Company, arising directly or indirectly out of, or in relation to and/or in connection with:

(i)       in respect of the Scheme Claims of the DIFL Secured Noteholders, the DIFL Secured Notes and/or the Existing Secured Notes Indenture;

(ii)       in respect of the Scheme Claims of the DIFL Unsecured Noteholders, the DIFL Unsecured Notes and/or the Existing Unsecured Notes Indenture;

(iii)       in respect of the Scheme Claims of the DIFL Subordinated Noteholders, the DIFL Subordinated Notes and/or the Existing Subordinated Notes Indenture; and/or

(iv)       in respect of the Schemes Claims of the Term Loan Lenders, the Term Loans, the Credit Agreement and/or the Intercreditor Agreement,

in each case, whether before, at or after the Record Date (provided that, solely for voting purposes, all Scheme Claims shall be determined by reference to the relevant principal amount of Existing Notes or Term Loans (as the case may be) excluding any accrued and uncapitalised interest or other amounts), and excluding in each case any Excluded Claims.

“Scheme Costs”	means the Liability of the Company in respect of the fees, costs and expenses of the Advisors (including the Professional Fees) and the Existing Notes Trustee’s Fees and Expenses, which Liabilities are not subject to the arrangements and compromises to be effected by the Scheme.

“Scheme Creditor Parties”	means, in respect of a DIFL Scheme Creditor, each of its predecessors, successors, assigns, transferees, Affiliates and Personnel.

“Scheme Effective Date”	means the date upon which all of the conditions to the effectiveness of the Scheme as set forth in Clause 20 have been satisfied and the Scheme becomes effective.

“Scheme Meetings”	means the meetings of the DIFL Scheme Creditors convened by the Court in order to consider, and if thought fit, approve the Scheme pursuant to the Convening Order.

“Scheme Website”	means https://dm.epiq11.com/DIFL-DL.

“SEC”	means the U.S. Securities and Exchange Commission.

“Security”	means any mortgage, charge, pledge, lien, assignment or other security interest securing any Scheme Claim or any other agreement or arrangement having a similar effect.

“Services Agreement”	has the meaning given to that term in the Solicitation Statement.

“Solicitation Statement”	means the solicitation statement for schemes of arrangement relating to the Existing Notes and the Existing DL Notes (as defined in the Solicitation Statement) dated as of 21 August 2023 and forming part of the Explanatory Statement.

“Subscription Price”	has the meaning set forth in the Solicitation Statement.

“Supporting Lenders”	has the meaning set forth in the Restructuring Support Agreement.

“Supporting Shareholder”	means Denis O’Brien or any entities directly or indirectly controlled by Denis O’Brien which hold a claim against or direct or indirect interest in the Company.

“Take-Back Noteholders”	means the holders of the Take-Back Notes.

“Take-Back Notes”	means the new take-back notes to be issued by New Holdco pursuant to the Take-Back Notes Indenture (such amount being comprised of (i) the DIFL Unsecured Notes Consideration; (ii) the DIFL Unsecured Notes Commitment Payment; (iii) the DIFL Unsecured Notes Work Payment; and (iv) the accrued, unpaid and capitalised PIK interest on the DIFL Unsecured Notes as at the Scheme Effective Date)[7].

“Take-Back Notes Indenture”	means the indenture to be entered into between New Holdco and the Take-Back Notes Trustee pursuant to which the Take-Back Notes will be issued on terms substantially consistent with the description of the senior unsecured notes contained in the Solicitation Statement appended to the Explanatory Statement.

7 The aggregate principal amount of Take-Back Notes will vary depending on the date on which the Scheme Effective Date occurs due to item (iv). Illustratively, if the Scheme Effective Date occurs on 30 November 2023 the aggregate principal amount of Take-Back Notes will be $[414.9] million.

“Take-Back Notes Trustee”	means Wilmington Savings Fund Society, FSB, as the trustee under the Take-Back Notes Indenture.

“Term Loan Commitment Payment”	means with respect to each applicable Term Loan Lender, a principal amount of New Term Loans equal to 5.0% of the principal amount of such Term Loan Lenders’ Scheme Claim as at the Scheme Effective Date, excluding any accrued interest thereon, which shall be paid as an increase to the principal amount of such Term Loan Lender’s allocation of New Term Loans under the Amended and Restated Credit Agreement; provided that, upon the agreement of (i) the Companies and (ii) the lenders entitled to receive the Term Loan Commitment Payment that collectively hold or control more than 50% of the aggregate outstanding principal amount of the DIFL Term Loan held by all lenders entitled to receive the Term Loan Commitment Payment, such payment may be reduced or waived.

“Term Loan Consideration”	means (i) an amount equal to (a) the aggregate principal amount of all New Term Loans; minus (b) the aggregate principal amount of New Term Loans issued on account of the DIFL Term Loan Commitment Payment and the proportion of the DIFL Secured Debt Work Payment, issued in the form of New Term Loans; and (ii) a cash payment equal to the aggregate amount of all accrued and unpaid interest on account of the Term Loan Lenders’ Scheme Claims as at the Scheme Effective Date.

“Term Loan Lenders”	means the lenders of record as of the Record Date under the Credit Agreement.

“Term Loans”	means the term loans extended by the lenders pursuant to the Credit Agreement.

“United States Code”	means the Code of Laws of the United States of America.

“US Bankruptcy Code”	means title 11 of the United States Code.

“US Bankruptcy Court”	means the United States Bankruptcy Court for the Southern District of New York.

“US Securities Act”	means U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated by the SEC thereunder.

1.2	In this Scheme, unless the context otherwise requires or otherwise expressly provides:

(a)	references to Recitals, Parts, Clauses or Sub-Clauses are references to the recitals, parts, clauses or sub-clauses respectively of or to the Scheme;

(b)	references to a “person” include references to an individual partnership, company, corporation, other legal entity, unincorporated body of persons or any state or state agency;

(c)	the Holding Trustee, the Information Agent, the Existing Notes Trustee, the Companies or any other person will be construed as to include its successors in title, permitted assigns and permitted transferees;

(d)	references to a statute or a statutory provision include the same as subsequently modified, amended or re-enacted from time to time;

(e)	references to an agreement, deed or document shall be deemed also to refer to such agreement, deed or document as amended, supplemented, restated, verified, replaced and/or novated (in whole or in part) from time to time and to any agreement, deed or document executed pursuant thereto, provided that such amendment, supplement, restatement, verification, replacement and/or novation has, to the extent it relates to the Scheme, been made in accordance with the terms of the Scheme;

(f)	references to an agreement, deed or document, will include any schedules, annexes and appendices to such agreement, deed or document;

(g)	references to (or to any specified provision of) the Scheme will be construed as references to the Scheme as in force for the time being;

(h)	the singular includes the plural and vice versa and words importing one gender shall include all genders;

(i)	headings to Recitals, Parts, Clauses and Sub-Clauses are for ease of reference only and shall not affect the interpretation of the Scheme;

(j)	unless otherwise stated, all references in this Scheme to times are to Bermuda time;

(k)	where any amount is specified in this Scheme (including in any definition) in respect of any DIFL Scheme Consideration, that amount is subject to rounding in accordance with the terms of this Scheme;

(l)	references to “$” or “US$” are references to the lawful currency of the United States of America;

(m)	the words “include” and “including” are to be construed without limitation, general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(n)	“or” is not exclusive;

(o)	a company is a “subsidiary” of another company, its “holding company”, if that other company: (a) holds a majority of the voting rights in it; (b) is a member of it and has the right to appoint or remove a majority of its board of directors; or (c) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or, if it is a subsidiary of a company that is itself a subsidiary of that other company; and

(p)	an “undertaking” means a body corporate or partnership; or an unincorporated association carrying on a trade or business, with or without a view to profit; and an undertaking is a parent undertaking in relation to another undertaking, a “subsidiary undertaking”, if: (a) it holds the majority of voting rights in the undertaking; (b) it is a member of the undertaking and has the right to appoint or remove a majority of its board of directors; (c) it has the right to exercise a dominant influence over the undertaking: (i) by virtue of provisions contained in the undertaking's articles; or (ii) by virtue of a control contract; or (d) it is a member of the undertaking and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the undertaking.

PART A
RECITALS

2	THE COMPANIES

2.1	DIHL was incorporated in Bermuda under the Companies Act as an exempted company limited by shares on May, 21st 2020 with registration number 55586. DIHL’s registered office is at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda and the authorised share capital of DIHL is US$10,000 consisting of 10,000 common shares of US$1.00 par value each, of which 1,000 have been issued to Digicel Limited.

2.1	DIFL was incorporated in St. Lucia under the International Business Companies Act, Cap 12.14 as an international business company on 7 December 2004 with registration number 2004-00370. DIFL was continued into Bermuda under the Companies Act as an exempted company limited by shares on 11 July 2023 with registration number 202302649. DIFL’s registered office is at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda and the authorised share capital of DIFL is US$10,000,000 consisting of 10,000,000 common shares of US$1.00 each, of which 10,000,000 have been issued to Digicel Intermediate Holdings Limited.

2.2	Each of DIHL and DIFL is jointly and severally liable under the Existing Notes as co-issuers, so one composite scheme of arrangement is proposed in respect of both Companies with respect to the Existing Notes. The Companies are the issuers of the Existing Notes and borrowers under the Term Loans pursuant to the Existing Notes Indentures and the Credit Agreement (as applicable). The Scheme seeks to effect a compromise of the Companies’ liabilities under the Existing Notes Indentures and Credit Agreement (as applicable).

3	THE PURPOSE OF THE SCHEME

3.1	The principal object and purpose of the Scheme is to effect a compromise and arrangement between the Companies and the DIFL Scheme Creditors in respect of the Scheme Claims. The arrangement and compromise of the Scheme Claims effected pursuant to the Scheme will, in conjunction with the Interconditional Scheme, result in significant deleveraging of the Group and will enable the Group to carry on as a going concern.

3.2	On the Scheme Effective Date, and as set out in more detail in Part B below, among other things:

(a)	The DIFL Secured Notes will be cancelled and discharged in full in exchange for DIFL issuing the DIFL Secured Notes Consideration to the DIFL Secured Noteholders and all rights and obligations of any person under, or in connection with, the DIFL Secured Notes and DIFL Secured Notes Indenture (including, for the avoidance of doubt, any person that acquires an interest in the DIFL Secured Notes after the Record Date) will terminate;

(b)	The DIFL Unsecured Notes will be cancelled and discharged in full in exchange for DIFL transferring the DIFL Unsecured Notes Consideration to the DIFL Unsecured Noteholders, and all rights and obligations of any person, under or in connection with, the DIFL Unsecured Notes and DIFL Unsecured Notes Indenture (including, for the avoidance of doubt, any person that acquires an interest in the DIFL Unsecured Notes after the Record Date) will terminate;

(c)	The DIFL Subordinated Notes will be cancelled and discharged in full in exchange for DIFL transferring the DIFL Subordinated Notes Consideration to the DIFL Subordinated Noteholders, and all rights and obligations of any person under, or in connection with, the DIFL Subordinated Notes and DIFL Subordinated Notes Indenture (including, for the avoidance of doubt, any person that acquires an interest in the DIFL Subordinated Notes after the Record Date) will terminate; and

(d)	Each Term Loan Lender’s Scheme Claims shall be compromised by the Term Loans being amended and restated in the form of the New Term Loans pursuant to the Amended and Restated Credit Agreement.

3.3	In addition to the applicable DIFL Scheme Consideration, on the Scheme Effective Date and as set out in more detail in Part B below:

(a)	DIFL shall issue amounts of New Secured Notes on account of the DIFL Secured Notes Commitment Payment and the DIFL Secured Debt Work Payment (in the amount which is to be issued in the form of New Secured Notes pursuant to and based on the elections of: (i) each member of the PCG Ad Hoc Group; (ii) each member of the DIFL Secured Steering Committee; and (iii) Diameter, as notified by such persons (or their advisers) to the Companies or the Digicel Advisers prior to the Scheme Effective Date) to the applicable persons who are entitled to receive such amounts in accordance with Clauses 9.1 and 9.2 (as applicable);

(b)	New HoldCo shall issue the Take-Back Notes on account of the DIFL Unsecured Notes Commitment Payment and the DIFL Unsecured Notes Work Payment, and DIFL shall transfer such Take-Back Notes to each person who is entitled to receive such amounts in accordance with Clauses 8.1 and 8.2 (as applicable);

(c)	DHL shall issue DHL Shares on account of the DIFL Subordinated Notes Commitment Payment, and DIFL shall transfer such DHL Shares to the applicable DIFL Subordinated Noteholders who are entitled to receive such amounts in accordance with Clause 7.2(c);

(d)	DHL shall issue DHL Shares on account of the DIFL Subordinated Notes Work Payment to the applicable DIFL Subordinated Noteholders who are entitled to receive such amounts in accordance with Clause 7.3; and

(e)	DIFL shall issue amounts of New Term Loans on account of the Term Loan Commitment Payment and the DIFL Secured Debt Work Payment (in the amount which is to be issued in the form of New Term Loans pursuant to and based on the elections of: (i) each member of the PCG Ad Hoc Group; (ii) each member of the DIFL Secured Steering Committee; and (iii) Diameter, as notified by such persons (or their advisers) to the Companies or the Digicel Advisers prior to the Scheme Effective Date) to the applicable persons who are entitled to receive such amounts in accordance with Clauses 10.3 and 10.5 (as applicable).

3.4	The Foreign Representative is authorised to make an application on behalf of the Companies for a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code (or under any other applicable law, legal doctrine or Proceeding concerning cross-border recognition) and such other additional relief and/or assistance as may be required or as the Foreign Representative may deem necessary to obtain for the purposes of obtaining foreign recognition of the Scheme outside of Bermuda.

4	THE EXISTING NOTES

The Existing Notes are held under customary arrangements whereby:

(a)	the Existing Notes were issued pursuant to the relevant Existing Notes Indenture;

(b)	all Existing Notes are registered in the name of the Existing Depository Nominee;

(c)	Beneficial Interests in the Existing Notes are held initially by DTC Participants (whose identities are recorded directly in the books or other records maintained by DTC) through DTC, under electronic systems designed to facilitate paperless transactions in respect of dematerialised securities; and

(d)	each DTC Participant may be holding its recorded Beneficial Interest in the Existing Notes (in full or in part) either on its own behalf or on behalf of another person, which person may in turn also be holding such interest on its own behalf or on behalf of another person.

5	THE EXISTING NOTES TRUSTEE AND THE SCHEME

5.1	The Court has ordered that neither the Existing Notes Trustee, any Intermediary nor the Existing Depository Nominee (as registered holder of the Existing Notes), none of whom own any economic interest in the Existing Notes to be compromised in the Scheme, shall be entitled to vote on the Scheme in respect of the Existing Notes at the Scheme Meetings and, accordingly, they will not vote at such meetings. For voting purposes in respect of the Scheme, the DIFL Scheme Creditors shall therefore consist solely of the DIFL Noteholders and the Term Loan Lenders. For the avoidance of doubt, no term of this Scheme amends, releases, modifies or otherwise impacts any right of the Existing Notes Trustee under the Existing Notes Indenture, the Existing Notes and related documents, including, without limitation, its rights to assert a lien on the consideration to be provided to the DIFL Noteholders in connection with the Existing Notes under this Scheme, as applicable.

PART B
THE SCHEME

6	APPLICATION AND EFFECTIVENESS OF THE SCHEME

6.1	The compromises and arrangement effected by this Scheme, including the Restructuring Documents, shall apply to all Scheme Claims and shall be binding on all DIFL Scheme Creditors (and each of their Scheme Creditor Parties) and the Companies.

6.2	Subject to Clause 20, the terms of the Scheme shall become effective on the Scheme Effective Date and shall take effect in accordance with the terms of the Scheme and all of the rights, title and interests of the DIFL Scheme Creditors in respect of the Scheme Claims will be subject to the compromise and arrangements set out in the Scheme in accordance with its terms.

6.3	The Company shall promptly notify the Information Agent in writing of the occurrence of the Scheme Effective Date and provide a form of written notice to the Information Agent, and the Information Agent shall promptly notify the DIFL Scheme Creditors of the Scheme Effective Date by:

(a)	providing such written notice to the Existing Notes Trustee;

(b)	circulating such written notice to the DIFL Scheme Creditors via DTC; and

(c)	posting such written notice on the Scheme Website.

7	THE SCHEME – DIFL SUBORDINATED NOTES

7.1	Prior to the Scheme Effective Date, the Company has made available to each DIFL Subordinated Noteholder the opportunity to make an Additional Subscription Election via the procedures described in the Exchange Offer Memorandum. At least 15 days prior to the Scheme Effective Date, the Information Agent shall issue a Funding Notice to the DTC Participant of each DIFL Subordinated Noteholder that has made a valid Additional Subscription Election. Provided that the Subscription Price is received by DHL no later than the deadline specified in the Funding Notice, DHL shall issue to the DIFL Subordinated Noteholder the applicable amount of Exit Preferred Shares and DHL Shares which are subject to the Additional Subscription Election as specified in the relevant Funding Notice received by the DIFL Subordinated Noteholder. The foregoing shall be subject to the relevant DIFL Subordinated Noteholder being an Eligible Recipient.

7.2	Subject to Clause 20, on the Scheme Effective Date:

(a)	DHL shall issue, and DIFL shall transfer to each DIFL Subordinated Noteholder who is an Eligible Recipient, DHL Shares in an amount equal to its pro rata share (as described in paragraph (e) below) of the Equitisation Shares in such class of DHL Shares as is designated by the relevant DIFL Subordinated Noteholder in accordance with and pursuant to the procedures set forth in the Exchange Offer Memorandum (and in the absence of any such designation, such DHL Shares shall be class A voting common shares); such DHL Shares shall be issued fully paid and such issuance and transfer shall be effectuated by DHL updating its register of members.

(b)	In the case of each DIFL Subordinated Noteholder who is an Ineligible Recipient, DHL shall issue, and DIFL shall transfer to the Holding Trustee, class A voting common DHL Shares in an amount equal to such DIFL Subordinated Noteholder’s pro rata share (as described in paragraph (e) below) of the Equitisation Shares; such DHL Shares shall be issued fully paid and such issuance and transfer shall be effectuated by DHL updating its register of members with the Holding Trustee entered as the registered owner of the relevant DHL Shares. The Holding Trustee shall hold such DHL Shares on bare trust for the Ineligible Recipients in accordance with the terms of this Scheme and the Holding Trust Deed.

(c)	Simultaneously with the DHL Shares issuances described in paragraphs (a) and (b) the DIFL Subordinated Notes Commitment Payment shall be paid by DHL issuing the applicable DHL Shares, and DIFL transferring such DHL Shares, to each DIFL Subordinated Noteholder that made a valid Commitment Payment Election, provided such DIFL Subordinated Noteholder is an Eligible Recipient. Any DIFL Subordinated Notes Commitment Payment shall be issued fully paid in the same class of shares as the DIFL Subordinated Noteholder designated their pro rata share of the Equitisation Shares, and such issuance and transfer shall be effectuated by DHL updating its register of members. Ineligible Recipients shall not be entitled to receive DIFL Subordinated Notes Commitment Payment, which shall instead be issued in the name of the Holding Trustee and held on trust for Ineligible Recipients in accordance with the terms of this Scheme and the Holding Trust Deed.

(d)	For the purposes of implementing the Scheme and issuing the DHL Shares and Exit Preferred Shares payable pursuant hereto, DHL has delivered an undertaking to the Court to be bound by and implement the provisions of the Scheme (“DHL Undertaking”).

(e)	Each DIFL Subordinated Noteholder’s pro rata share of the Equitisation Shares shall be calculated based upon the proportion which the amount of such DIFL Subordinated Noteholder’s Scheme Claim represents of the aggregate amount of all DIFL Subordinated Noteholders’ Scheme Claims as at the Record Date.

7.3	In addition to the foregoing, on the Scheme Effective Date, the DIFL Subordinated Notes Work Payment shall be paid by DHL issuing to the members of the PCG Ad Hoc Group, DHL Shares fully paid which shall be allocated as between the members of the PCG Ad Hoc Group on such basis as is agreed between the Companies and the PCG Ad Hoc Group. For the avoidance of doubt, if a DIFL Subordinated Notes Work Payment is payable to an Ineligible Recipient, then the DHL Shares constituting such DIFL Subordinated Notes Work Payment shall be held on trust for such Ineligible Recipients in accordance with the terms of this Scheme and the Holding Trust Deed.

7.4	Immediately following the issuances and transfers described in Clauses 7.1-7.3 and conditional upon such issuances and transfers occurring, all Scheme Claims of the DIFL Subordinated Noteholders (together with any Scheme Claim that the Existing Notes Trustee and/or the Existing Depository Nominee may have in relation to the DIFL Subordinated Notes and/or the Existing Subordinated Notes Indenture) shall be released and compromised as follows:

(a)	the DIFL Subordinated Notes, the Existing Subordinated Notes Indenture, and all other related instruments, certificates, agreements and other documents (including, without limitation, any Security and any Guarantee) will be cancelled, released, terminated, extinguished and discharged in full without any further act or action by either Company, the Existing Notes Trustee, any DIFL Subordinated Noteholder or any other DIFL Scheme Creditor; provided, however, that such documents shall continue in effect for the limited purpose of (i) allowing the DIFL Subordinated Noteholders to receive their respective DIFL Subordinated Notes Consideration, any DIFL Subordinated Notes Commitment Payment, and any DIFL Subordinated Notes Work Payment (in each case, to the extent applicable), and (ii) preserving all rights of the Existing Notes Trustee thereunder, with respect to the Existing Notes Trustee’s Fees and Expenses;

(b)	the DIFL Subordinated Notes shall be deemed surrendered without any further act or action by either Company, any DIFL Subordinated Noteholder or any other DIFL Scheme Creditor;

(c)	all of the rights, title and interest of the DIFL Subordinated Noteholders in respect of Scheme Claims (including for the avoidance of doubt, those of Scheme Creditor Parties), or in respect of any Claims against either Company or any Guarantors or in respect of any Security under or related to the DIFL Subordinated Notes and/or the Existing Subordinated Notes Indenture, shall be subject to the applicable arrangements and compromises set out in this Scheme; and

(d)	the respective rights and obligations of the DIFL Subordinated Noteholders, any Intermediary holding any Beneficial Interest in any of the DIFL Subordinated Notes (including, for the avoidance of doubt, any person that acquires an interest in the DIFL Subordinated Notes after the Record Date), either Company, and the Existing Notes Trustee towards one another under the Existing

Subordinated Notes Indenture and the DIFL Subordinated Notes shall be deemed fully satisfied, discharged and terminated; provided, however, that such rights and obligations shall continue for the limited purpose of (i) allowing the DIFL Subordinated Noteholders to receive their respective DIFL Subordinated Notes Consideration, any DIFL Subordinated Notes Commitment Payment, any DIFL Subordinated Notes Work Payment (in each case, to the extent applicable), and (ii) preserving all rights of the Existing Notes Trustee thereunder, with respect to the Existing Notes Trustee’s Fees and Expenses.

8	THE SCHEME – DIFL UNSECURED NOTES

8.1	Subject to Clause 20, on the Scheme Effective Date, DIFL shall make available to DTC the DIFL Unsecured Notes Consideration for payment to the DIFL Unsecured Noteholders through an exchange of the DIFL Unsecured Notes for the Take-Back Notes representing the DIFL Unsecured Notes Consideration which is anticipated to be performed by DTC in accordance with its customary practices and procedures on or as soon as practicable after the Scheme Effective Date on a pro rata basis (as described in Clause 8.2 below) to each DIFL Unsecured Noteholder. On the Scheme Effective Date, those DIFL Unsecured Noteholders who have made a valid Commitment Payment Election shall receive through DTC from DIFL, in addition to the DIFL Unsecured Notes Consideration, the DIFL Unsecured Notes Commitment Payment.

8.2	Each DIFL Unsecured Noteholder’s pro rata share of the DIFL Unsecured Notes Consideration shall be calculated based upon the proportion which the amount of such DIFL Unsecured Noteholder’s Scheme Claim represents of the aggregate amount of all DIFL Unsecured Noteholders’ Scheme Claims as at the Scheme Effective Date.

8.3	In addition to the foregoing, on the Scheme Effective Date, New HoldCo shall issue, and DIFL shall transfer, such Take-Back Notes in satisfaction of the DIFL Unsecured Notes Work Payment to each of the members of the PCG Ad Hoc Group and Diameter through DTC based on agreed proportions set out in the Restructuring Support Agreement and, with respect to the amount attributable to the PCG Ad Hoc Group, on a pro rata basis as between the members of that group based on their respective DIFL Unsecured Noteholder Scheme Claims as at the Scheme Effective Date.

8.4	For the purposes of implementing the Scheme and issuing the Take-Back Notes pursuant hereto, New HoldCo has delivered an undertaking to the Court to be bound by and implement the provisions of the Scheme.

8.5	Immediately following the steps described in Clauses 8.1 and 8.2 and conditional upon such steps occurring, all Scheme Claims of the DIFL Unsecured Noteholders (together with any Scheme Claim that the Existing Notes Trustee and/or the Existing Depository Nominee may have in relation to the DIFL Unsecured Notes and/or the Existing Unsecured Notes Indenture) shall be released and compromised as follows:

(a)	the DIFL Unsecured Notes, the Existing Unsecured Notes Indenture, and all other related instruments, certificates, agreements and other documents will be cancelled, released, terminated, extinguished and discharged in full without any further act or action by either Company, the Existing Notes Trustee, any DIFL Unsecured Noteholder or any other DIFL Scheme Creditor; provided, however, that such documents shall continue in effect for the limited purpose of (i) allowing the DIFL Unsecured Noteholders to receive their respective DIFL Unsecured Notes Consideration and (ii) preserving all rights of the Existing Notes Trustee thereunder, with respect to the Existing Notes Trustee’s Fees and Expenses;

(b)	the DIFL Unsecured Notes shall be deemed surrendered without any further act or action by either Company, any DIFL Unsecured Noteholder or any other DIFL Scheme Creditor;

(c)	all of the rights, title and interest of the DIFL Unsecured Noteholders in respect of Scheme Claims (including for the avoidance of doubt, those of Scheme Creditor Parties), or in respect of any Claims against either Company or any Guarantors under or related to the DIFL Unsecured Notes and/or the Existing Unsecured Notes Indenture, shall be subject to the applicable arrangements and compromises set out in this Scheme; and

(d)	the respective rights and obligations of the DIFL Unsecured Noteholders, any Intermediary holding any Beneficial Interest in any of the DIFL Unsecured Notes (including, for the avoidance of doubt,

any person that acquires an interest in the DIFL Unsecured Notes after the Record Date), either Company, and the Existing Notes Trustee towards one another under the Existing Unsecured Notes Indenture and the DIFL Secured Notes shall be deemed fully satisfied, discharged and terminated; provided, however, that such rights and obligations shall continue for the limited purpose of (i) allowing the DIFL Unsecured Noteholders to receive their respective DIFL Unsecured Notes Consideration and (ii) preserving all rights of the Existing Notes Trustee thereunder, with respect to the Existing Notes Trustee’s Fees and Expenses.

9	THE SCHEME – DIFL SECURED NOTES

9.1	On the Scheme Effective Date, DIFL shall issue and make available to DTC the DIFL Secured Notes Consideration for payment to the DIFL Secured Noteholders through an exchange of the DIFL Secured Notes for the New Secured Notes representing the DIFL Secured Notes Consideration which is anticipated to be performed by DTC in accordance with its customary practices and procedures on or as soon as practicable after the Scheme Effective Date on a pro rata basis (as described in Clause 9.2 below) between each DIFL Secured Noteholder. Those DIFL Secured Noteholders who have made a valid Commitment Payment Election shall receive from DIFL, in addition to the DIFL Secured Notes Consideration, the DIFL Secured Notes Commitment Payment.

9.2	Each DIFL Secured Noteholder’s pro rata share of the DIFL Secured Notes Consideration shall be calculated based upon the proportion which the amount of such DIFL Secured Noteholder’s Scheme Claim represents of the aggregate amount of all DIFL Secured Noteholders’ Scheme Claims as at the Scheme Effective Date.

9.3	In addition to the foregoing, those DIFL Scheme Creditors who are entitled to a DIFL Secured Debt Work Payment (being the PCG Ad Hoc Group, the DIFL Secured Steering Committee, and Diameter) and who have elected under the terms of the Restructuring Support Agreement to receive some or all of their respective agreed proportion of the DIFL Secured Debt Work Payment as New Secured Notes shall, in addition to any entitlement to the foregoing, on the Scheme Effective Date, be issued their applicable respective portion of the New Secured Notes, on account of the DIFL Secured Debt Work Payment.

9.4	Immediately following the issuances described in Clauses 9.1 and 9.3 and conditional upon such issuances occurring, all Scheme Claims of the DIFL Secured Noteholders (together with any Scheme Claim that the Existing Notes Trustee and/or the Existing Depository Nominee may have in relation to the DIFL Secured Notes and/or the Existing Secured Notes Indenture) shall be released and compromised as follows:

(a)	the DIFL Secured Notes, the Existing Secured Notes Indenture, and all other related instruments, certificates, agreements and other documents (including, without limitation, any Security and any Guarantee) will be cancelled, released, terminated, extinguished and discharged in full without any further act or action by either Company, the Existing Notes Trustee, any DIFL Secured Noteholder or any other DIFL Scheme Creditor; provided, however, that such documents shall continue in effect for the limited purpose of (i) allowing the DIFL Secured Noteholders to receive their respective DIFL Secured Notes Consideration, any DIFL Secured Notes Commitment Payment, and any DIFL Secured Debt Work Payment (in each case, to the extent applicable), and (ii) preserving all rights of the Existing Notes Trustee thereunder, with respect to the Existing Notes Trustee’s Fees and Expenses;

(b)	the DIFL Secured Notes shall be deemed surrendered without any further act or action by either Company, any DIFL Secured Noteholder or any other DIFL Scheme Creditor;

(c)	all of the rights, title and interest of the DIFL Secured Noteholders in respect of Scheme Claims (including for the avoidance of doubt, those of Scheme Creditor Parties), or in respect of any Claims against either Company or any Guarantors or in respect of any Security under or related to the DIFL Secured Notes and/or the Existing Secured Notes Indenture, shall be subject to the applicable arrangements and compromises set out in this Scheme; and

(d)	the respective rights and obligations of the DIFL Secured Noteholders, any Intermediary holding any Beneficial Interest in any of the DIFL Secured Notes (including, for the avoidance of doubt,

any person that acquires an interest in the DIFL Secured Notes after the Record Date), either Company, and the Existing Notes Trustee towards one another under the Existing Secured Notes Indenture and the DIFL Secured Notes shall be deemed fully satisfied, discharged and terminated; provided, however, that such rights and obligations shall continue for the limited purpose of (i) allowing the DIFL Secured Noteholders to receive their respective DIFL Secured Notes Consideration, any DIFL Secured Notes Commitment Payment and any DIFL Secured Debt Work Payment (in each case, to the extent applicable), and (ii) preserving all rights of the Existing Notes Trustee thereunder, with respect to the Existing Notes Trustee’s Fees and Expenses.

10	THE SCHEME – TERM LOANS

10.1	On and from the Scheme Effective Date, in exchange for the Scheme Consideration and without prejudice to Clause 14 each Term Loan Lender shall be deemed to give the following authorisations, instructions, confirmations and undertakings:

(a)	notwithstanding any term of any other document, each Term Loan Lender hereby appoints, and shall for all purposes be treated as having hereby appointed, DIFL as its attorney and agent, and hereby irrevocably authorises, directs, instructs and empowers DIFL (represented by any duly authorised representative) to enter into, execute and deliver (whether as a deed or otherwise) for and on behalf of such Term Loan Lenders, the Administrative Agent and Collateral Agent Instruction Letter, the Amendment and Restatement Agreement and each other Restructuring Document to which the Term Loan Lenders, or any of them, are named as a party; and, where applicable, complete, date and release the Restructuring Documents;

(b)	the authority and power granted and conferred on DIFL under the preceding paragraph shall be treated, for all purposes whatsoever and without limitation, as having been granted and conferred by deed and DIFL shall be entitled to delegate the authority granted and conferred to any duly authorised officer or agent of DIFL as necessary;

(c)	each Term Loan Lender hereby agrees to and shall be bound by and shall comply with, and shall for all purposes be treated as having agreed to and be bound by, each of its obligations under each applicable Restructuring Document after it has been executed by the Company; and

(d)	without prejudice to the authority conferred on DIFL pursuant to any other paragraph of this Clause 10, each Term Loan Lender hereby irrevocably authorises and instructs, and shall for all purposes be treated as having hereby irrevocably authorised and instructed, DIFL, the Administrative Agent and the Collateral Agent (as applicable) to enter into, execute and deliver (as a deed or otherwise) the Administrative Agent and Collateral Agent Instruction Letter and to take all steps reasonably necessary to comply with their respective obligations under the Administrative Agent and Collateral Agent Instruction Letter and any other Restructuring Document to which they are a party. For the avoidance of doubt, each Term Loan Lender hereby confirms and shall for all purposes be treated as having hereby confirmed each instruction, authorisation, direction and confirmation given on its behalf in the Administrative Agent and Collateral Agent Instruction Letter and as having agreed that each of DIFL, the Administrative Agent and the Collateral Agent shall be entitled to enforce and enjoy the benefit of, and rely upon each term in, this Scheme and the Administrative Agent and Collateral Agent Instruction Letter.

10.2	In consideration of the foregoing authorisations, instructions and undertakings, DIFL hereby agrees that each Term Loan Lender shall be allocated under the Amended and Restated Credit Agreement its respective pro rata share (as described in Clause 10.3 below) of the Term Loan Consideration and affirms its obligation to pay such Term Loan Consideration pursuant to the terms of the Amended and Restated Credit Agreement and each such Term Loan Lender shall receive any cash components of its allocation of Term Loan Consideration on the Scheme Effective Date.

10.3	Each Term Loan Lender’s pro rata share of the Term Loan Consideration shall be calculated based upon the proportion which the amount of such Term Loan Lender’s Scheme Claim represents of the aggregate amount of all Term Loan Lenders’ Scheme Claims as at the Scheme Effective Date.

10.4	On the Scheme Effective Date, DIFL shall issue the Term Loan Commitment Payment to any Term Loan Lender that became a party to the Restructuring Support Agreement on or prior to the Commitment Payment Election Deadline (as defined in the Solicitation Statement) and, on the Scheme Effective Date, remains a party to the Restructuring Support Agreement, in addition to its entitlement to Term Loan Consideration, pursuant to the terms of the Amended and Restated Credit Agreement.

10.5	Those DIFL Scheme Creditors who are entitled to the DIFL Secured Debt Work Payment (being the PCG Ad Hoc Group, the DIFL Secured Steering Committee, and Diameter) who have elected under the terms of the Restructuring Support Agreement to receive some or all of their respective agreed proportion of the DIFL Secured Debt Work Payment as New Term Loans shall, in addition to any entitlement to the foregoing, on the Scheme Effective Date, receive their applicable respective portion of the DIFL Secured Debt Work Payment in New Term Loans (which shall be paid as an increase to the principal amount of such Term Loan Lender’s allocation of Term Loans under the Amended and Restated Credit Agreement).

11	THE SCHEME – GENERAL PROVISIONS

11.1	Each of the compromises in the preceding Clauses 7 through 10 shall be deemed to extend to any relevant Guarantees, Guarantors or any relevant Security guaranteeing or securing any Scheme Claims (except to the extent that any Guarantee and/or Security is amended, amended or restated or otherwise deemed or expressed to continue to guarantee and/or secure either the New Secured Notes and/or the New Term Loans pursuant to the Restructuring Documents) and the provisions of Clause 14 shall be deemed to extend to any document required to give effect to any release of any Guarantor, Guarantee or Security or Security provider necessary in order to fully implement the compromises contained herein including, without limitation the cancellation and release of any Guarantor or Security provider’s obligations in respect of the Existing Notes and/or the Term Loans.

11.2	On or as soon as practicable after the Scheme Effective Date, the Companies shall take any action(s) and give any instructions and consents to the Existing Notes Trustee and DTC, as applicable, that may be required of the Companies to ensure that the global notes representing the Existing Notes are cancelled which, for the avoidance of doubt, is anticipated to be performed by DTC in accordance with its customary practices and procedures on or as soon as practicable after the Scheme Effective Date.

12	HOLDING TRUST ARRANGEMENTS

12.1	From the Scheme Effective Date, the Holding Trust shall be constituted in accordance with the Holding Trust Deed, with the Holding Trust property consisting as at the Scheme Effective Date of the DHL Shares representing DIFL Subordinated Notes Consideration, DIFL Subordinated Notes Commitment Payment and DIFL Subordinated Notes Work Payment that are payable or attributable to Ineligible Recipients pursuant to the terms of the Scheme.

12.2	At any time during the Holding Period, Ineligible Recipients shall, in accordance with the terms of the Scheme and Holding Trust Deed, after submitting such information as is required to make them Eligible Recipients, be entitled to receive DHL Shares together with any dividends or distributions paid on account thereof following the Scheme Effective Date. The Holding Trustee shall transfer the relevant allocation of DHL Shares (together with any dividends or distributions paid on account thereof following the Scheme Effective Date) to the holder identified in the materials submitted by the DIFL Subordinated Noteholder. Notwithstanding the foregoing, pursuant to the terms of the Holding Trust Deed, the Holding Trustee shall be entitled to request such further information from a DIFL Subordinated Noteholder as it in its discretion determines is necessary in order to satisfy any applicable law relating to the transfer of DHL Shares.

12.3	If a DIFL Subordinated Noteholder has not become an Eligible Recipient by the expiration of the Holding Period, then each DIFL Scheme Creditor who would otherwise be entitled to any DIFL Subordinated Notes Consideration, DIFL Subordinated Notes Commitment Payment or DIFL Subordinated Notes Work Payment shall be deemed to have irrevocably waived its entitlement to the foregoing (together with any dividends or distributions paid on account thereof following the Scheme Effective Date), and shall be deemed to give the releases set out in Clause 15 in respect of such Scheme Creditor’s Claim or entitlement to any DIFL Subordinated Notes Consideration, DIFL Subordinated Notes Commitment Payment or DIFL Subordinated Notes Work Payment. Upon expiration of the Holding Period, all DHL Shares (together with any dividends or distributions paid on account thereof following the Scheme

Effective Date) that were formerly held for the benefit of the relevant DIFL Subordinated Noteholder shall revert to DHL and the Holding Trust shall terminate.

12.4	The Holding Period Trustee shall have the power to appoint an additional or replacement trustee at any time, subject to any additional or replacement trustee agreeing to be bound by the terms of the Scheme and the Holding Period Trust Deed.

13	NO RIGHT TO COMMENCE PROCEEDINGS

13.1	From and after the Scheme Effective Date, no person or entity, including, without limitation, the Scheme Creditor Parties shall be entitled to commence, continue, threaten or procure the commencement or continuation of any Proceeding in respect of any Released Claim, whether directly or indirectly, against any of the Released Persons or in respect of any property of any of the Released Persons.

13.2	Nothing in this Clause 13 shall extinguish or otherwise affect any rights or remedies in respect of any Allowed Proceedings.

13.3	Each Company shall be fully entitled to enforce Clause 13.1 severally in its own name, as applicable.

13.4	Without prejudice to the Deed of Release, each Released Person shall be fully entitled to enforce Clause 13.1 in its own name, (whether by way of a Proceeding or by way of defence or estoppel (or similar theory) in any jurisdiction whatsoever) as if it were a party hereto, pursuant to the provisions of the Contracts (Rights of Third Parties) Act 2016 of Bermuda and/or any other applicable law which so permits.

13.5	Each DIFL Scheme Creditor is deemed to acknowledge that if it, or any person claiming through it (including any Scheme Creditor Parties), takes any Proceedings against any Released Persons in breach of Clause 13.1, the Released Person shall be entitled to obtain an order as of right staying those Proceedings and providing for payment, by the DIFL Scheme Creditor (and/or to the extent applicable, any Scheme Creditor Parties) concerned and any person claiming through it, of any costs, charges or other expenses howsoever incurred by such Released Person as a result of or in connection with taking such Proceedings on a full indemnity basis.

14	INSTRUCTIONS, AUTHORISATIONS AND DIRECTIONS

14.1	Pursuant to the Scheme, each DIFL Scheme Creditor is deemed to provide the instructions, authorisations and directions contained in this clause 14.

14.2	Each DIFL Scheme Creditor in respect of its interest in the Existing Notes hereby irrevocably authorises and instructs DTC and the Existing Notes Trustee to, on or after the Scheme Effective Date, take whatever action is necessary or reasonably appropriate to give effect to the terms of the Scheme.

14.3	On and from the Scheme Effective Date, in consideration of the rights provided to the DIFL Scheme Creditors under the Scheme and notwithstanding any term of any other document, each DIFL Scheme Creditor hereby appoints DIFL in respect of any and all Scheme Claims arising under or in connection with the Existing Notes, any Existing Notes Indenture, the Intercreditor Agreement, the Credit Agreement and/or any Security Document or Guarantee as its attorney and agent and irrevocably authorises, directs, instructs and empowers DIFL (represented by any authorised representative) to:

(a)	enter into, execute and deliver (whether as a deed or otherwise) for and on behalf of each DIFL Scheme Creditor the Restructuring Documents to which the DIFL Scheme Creditors, or any of them, are named as a party;

(b)	agree on its behalf to any amendments to any such document which are:

(i)	necessary or desirable to give effect to, or reflect the terms of the Scheme;

(ii)	necessary to correct any manifest error;

(iii)	minor or technical in nature

and, in each case would not (x) impose any additional obligation on, nor (y) materially, adversely or disproportionately affect the rights of any of the DIFL Scheme Creditors in any manner that is not otherwise contemplated by the Scheme or the Restructuring Documents, nor (z) be inconsistent with the terms of the Scheme; and

(c)	take whatever action is necessary to ensure that the books and records of DTC are updated to reflect the terms of the Scheme, including without limitation to: (i) instruct DTC to debit the Beneficial Interests relating to the Existing Notes from the relevant DTC Participants; (ii) authorise the cancellation of the book entry interests in respect of the Existing Notes; and (iii) take or carry out any other step or procedure reasonably required to effect the settlement of the Scheme.

14.4	Without prejudice to the Deed of Release, on and from the Scheme Effective Date each DIFL Scheme Creditor for itself and its Scheme Creditor Parties in respect of the Existing Notes, each Existing Notes Indenture, the Intercreditor Agreement, the Credit Agreement and/or any Security Document or Guarantee and all other related instruments, certificates, agreements and other documents, releases, discharges and exonerates each of the Existing Notes Trustee, the Administrative Agent, the Collateral Agent (including in the case of each of the foregoing its officers, agents, Affiliates, Personnel, attorneys) and each of the Advisors from any Released Claims by the DIFL Scheme Creditors and their Scheme Creditor Parties:

(a)	by reason of any of them acting in accordance with the above authorisation and instruction;

(b)	for the manner of performance of all acts carried out on such instructions save to the extent of its own fraud, gross negligence, wilful misconduct, wilful default or dishonesty; and

(c)	in the case of a DIFL Scheme Creditor, under the Existing Notes Indenture and the Existing Notes, the Intercreditor Agreement, the Credit Agreement and/or any Security Document or Guarantee with effect from the Scheme Effective Date (without prejudice to any rights of the Existing Notes Trustee under any Existing Notes Indenture, the Existing Notes or related documents), in each case whether or not the Companies obtain a suitable order from the US Bankruptcy Court under Chapter 15 of the US Bankruptcy Code or another applicable law, legal doctrine or Proceeding concerning cross-border recognition.

14.5	Each DIFL Scheme Creditor (including on behalf of its Scheme Creditor Parties) in respect of the Existing Notes and the Term Loans, hereby acknowledges and agrees that any action taken by either Company in accordance with the Scheme and/or the Restructuring Documents will not constitute a breach of the Existing Notes, the Existing Notes Indentures, the Intercreditor Agreement, the Credit Agreement and/or any Security Document or Guarantee (or any other agreement or document governing the terms of any Scheme Claim) or the Restructuring Documents and to the extent such agreement is ineffectual or unenforceable, hereby irrevocably waives any such breach.

14.6	The directions, instructions and authorisations granted under this Clause 14 shall be treated, for all purposes whatsoever and without limitation, as having been granted by deed and the Companies shall be entitled to delegate the authority granted and conferred by this Clause 14 to any duly authorised officer or agent of theirs as necessary.

15	DIFL SCHEME CREDITOR UNDERTAKINGS AND RELEASES

15.1	Pursuant to the Scheme, each DIFL Scheme Creditor is deemed to provide the undertakings and releases contained in this Clause 15.

15.2	Without prejudice to the Deed of Release, and in consideration for its entitlement to its respective DIFL Scheme Consideration, each DIFL Scheme Creditor, in respect of its respective Scheme Claims, hereby gives the undertakings, releases and waivers in this Clause 15 on behalf of itself and its Scheme Creditor Parties.

15.3	Without prejudice to the Deed of Release, and with immediate effect on and from the Scheme Effective Date, each DIFL Scheme Creditor and its Scheme Creditor Parties irrevocably, unconditionally, fully and absolutely:

(a)	waives, discharges and releases all of its rights, title and interest in and to its Scheme Claims (and any Guarantee) in consideration for its entitlement to receive its respective DIFL Scheme Consideration in accordance with the Scheme;

(b)	except as otherwise expressly provided herein, waives, discharges and releases any Released Claim it may have under or in connection with the Existing Notes Indenture, the Existing Notes, the Intercreditor Agreement, the Credit Agreement and/or any Security Document or Guarantee against any Released Person in relation to any breaches or defaults under the Existing Notes Indenture, the Existing Notes, the Intercreditor Agreement, the Credit Agreement and/or any Security Document or Guarantee occurring on or before the Scheme Effective Date or which may occur as a result of implementation of the Scheme;

(c)	ratifies and confirms everything which any Released Person may lawfully do or cause to be done in accordance with any authority conferred by the Scheme and agrees not to challenge:

(i)	the Holding Trust or the Holding Trust Deed, as the case may be, and the transactions contemplated thereby in each instance (other than any breaches of the Holding Trust Deed by any of the parties thereto);

(ii)	the validity of any act done or omitted to be done in good faith by any Released Person to implement the transactions and compromises contemplated hereby; or

(iii)	the exercise or omission to exercise of any power conferred in accordance with the provisions of the Scheme (including, without limitation, the exercise or omission of powers by the Holding Trustee to administer the Scheme Consideration, other than as a result of any breach of the Holding Trust Deed) in good faith by any Released Person.

(d)	waives, releases and discharges each and every Released Claim which it ever had, may have or hereafter can, shall or may have against any Released Person; and

(e)	undertakes to each of the Released Persons that it will not and shall procure that its Scheme Creditor Parties will not, directly or indirectly commence or continue, or instruct, direct or authorise any other person to commence or continue, any Proceedings in respect of or arising from any Released Claims.

15.4	Each DIFL Scheme Creditor acknowledges that it may later discover facts in addition to or different from those which it presently knows or believes to be true with respect to the subject matter of the Scheme, but it is its intention to fully, and finally forever settle and release any and all matters, disputes and differences, whether known or unknown, suspected or unsuspected, which presently exist, may later exist or may previously have existed between it and one or more of the Released Persons in respect of the Released Claims on and subject to the terms of this Scheme, and that in furtherance of this intention, the waivers, releases and discharges given in the Scheme shall be and shall remain in effect as full and complete general waivers, releases and discharges notwithstanding the discovery or existence of any such additional or different facts.

15.5	Nothing in this Clause 15 shall extinguish or otherwise affect the rights and/or remedies of any DIFL Scheme Creditor in respect of:

(a)	any Allowed Proceedings: or

(b)	any Excluded Claim.

PART C
IDENTIFICATION OF SCHEME CLAIMS

16	DETERMINATION OF SCHEME CLAIMS

16.1	Each DIFL Noteholder (other than DIFL Subordinated Noteholders) shall have a Scheme Claim equivalent to the principal amount of the relevant series of Existing Notes (including, for the avoidance of doubt, any accrued and capitalised interest with respect to the DIFL Unsecured Notes immediately prior to the Scheme Effective Date) in which it holds a Beneficial Interest (without double counting any Beneficial Interest held through an Intermediary) as of the time immediately prior to the Scheme Effective Date. Each DIFL Subordinated Noteholder shall have a Scheme Claim equivalent to the principal amount of the Existing Subordinated Notes in which it holds a Beneficial Interest (without double counting any Beneficial Interest held through an Intermediary) plus any accrued but unpaid interest thereon as assessed on the Record Date.

16.2	Each Term Loan Lender shall have a Scheme Claim equivalent to the principal amount of its participation as shown in the books and records of the Administrative Agent as of the time immediately prior to the Scheme Effective Date.

17	SALES, ASSIGNMENTS OR TRANSFERS

17.1	Neither the Companies, the Holding Trustee nor the Information Agent shall recognise any sale, assignment or transfer of any Scheme Claim after the Record Date for the purposes of determining entitlement to attend and vote at the Scheme Meetings.

17.2	All distributions of DIFL Scheme Consideration shall be made to DIFL Scheme Creditors in accordance with Clause 7 through 10 and the instructions contained with the proxies submitted by such DIFL Scheme Creditors irrespective of any sale or assignment of any Scheme Claim after the Record Date. Notwithstanding the foregoing, the Company, the Holding Trustee and/or the Information Agent, may, in their discretion, choose to recognise any assignment or transfer of any Scheme Claim after the Record Date (and shall be entitled to request any documentation to satisfy themselves of the same) for the purposes of distributing Scheme Consideration.

17.3	A transferee of an economic, beneficial or proprietary interest in the Existing Notes or the Term Loans after the Record Date will, be bound by the terms of the Scheme in the event that it becomes effective, and any Existing Notes or Term Loans to which such transferee is entitled will be cancelled on the Scheme Effective Date in accordance with the terms of the Scheme.

17.4	If any DIFL Scheme Creditor (the “Transferor”) assigns or transfers any economic, beneficial or proprietary interest in that Transferor’s Scheme Claim after the Record Date such that the transferee or assignee entity becomes a DIFL Scheme Creditor (the “Transferee”) in respect of the interests so transferred, then for the purposes of calculating any rights to Scheme Consideration, or any calculations, as at the Record Date, (A) the Transferor’s Scheme Claim shall be reduced by the amount of the relevant Scheme Claims so transferred or assigned after the Record Date, and (B) the Transferee will be attributed with the Scheme Claims so transferred or assigned.

18	PROVISION OF INFORMATION

To the extent permitted by law (including any pre-existing obligations of confidentiality) DIFL Scheme Creditors (including any DTC Participants and Intermediaries) shall provide the Information Agent and/or the Holding Trustee with all information reasonably requested by either of them in writing.

19	THE INFORMATION AGENT AND THE HOLDING TRUSTEE

Neither the Information Agent nor the Holding Trustee shall be liable for any claim or Liability arising in respect of the performance of its duties as Information Agent or Holding Trustee under the Scheme except where such claim or Liability arises as a result of the relevant party’s own fraud, gross negligence, wilful default, wilful misconduct or dishonesty.

PART D
CONDITIONS TO THE SCHEME

20	CONDITIONS TO THE EFFECTIVENESS OF THE SCHEME

20.1	The Scheme shall only become effective following the satisfaction of all of the following conditions:

(a)	the approval of the Scheme (with or without modifications, subject to Clause 24) at the Scheme Meetings by a simple majority in number of each class of the DIFL Scheme Creditors entitled to vote at the Scheme Meetings either in person or by proxy representing at least three fourths in value of the Scheme Claims of the relevant class;

(b)	the sanction of the Scheme (with or without modifications, subject to Clause 24) by the Court;

(c)	adoption by DHL of the Amended Organisational Documents;

(d)	satisfaction of the Change of Control Condition;

(e)	the sanction of the Interconditional Scheme by the Court, and the satisfaction of any conditions to the effectiveness of the Interconditional Scheme;

(f)	entry into each of the Restructuring Documents in a form and substance consistent with the Restructuring Support Agreement and satisfaction of any conditions precedent thereunder;

(g)	entry into the Services Agreement and any other documents with the Supporting Shareholder required pursuant to and in a form and substance consistent with the terms of the Restructuring Support Agreement;

(h)	consummation of the Corporate Reorganisation;

(i)	discharge of any amounts outstanding pursuant to the Bridge Facilities;

(j)	entry of an order by the US Bankruptcy Court pursuant to Chapter 15 of the US Bankruptcy Code, recognising and enforcing the Scheme, with such order not having been reversed, stayed, modified or vacated on appeal;

(k)	payment of all outstanding Professional Fees payable under the Restructuring Support Agreement and (if applicable) the Restructuring Documents;

(l)	payment in full, in cash of the then liquidated Existing Notes Trustee’s Fees and Expenses that have been invoiced to the Company no less than two (2) Business Days prior to the Scheme Effective Date;

(m)	delivery of the DHL Undertaking to the Court;

(n)	the delivery of an office copy of the Sanction Order to the Registrar of Companies for registration; and

(o)	following completion of the final condition to occur of (a) to (n) above, written confirmation from the Company that the Restructuring Support Agreement has not been terminated by any of the parties thereto and remains in full force and effect.

PART E
GENERAL SCHEME PROVISIONS

21	TERMINATION OF THE SCHEME

If the Scheme Effective Date does not occur on or before the Longstop Time, the terms of and the obligations on the parties under or pursuant to this Scheme shall lapse and all of the compromises and arrangements provided by this Scheme and any releases granted pursuant to this Scheme shall be of no effect and shall be construed as if it had never become effective, and the rights and obligations of the DIFL Scheme Creditors (including under the Term Loans, the Existing Notes and the Existing Notes Indentures) shall not be affected and shall be reinstated and remain in full force and effect.

22	SECURITIES LAW CONSIDERATIONS

22.1	No DHL Shares will be registered under the US Securities Act or any state or other securities laws of the United States of America or any other jurisdiction.

22.2	In sanctioning this Scheme, the Court has been apprised of the fact that the Companies will rely on the Court’s approval of this Scheme as the basis for the Section 3(a)(10) exemption under the US Securities Act for the offer, issuance and distribution of the Take-Back Notes and the New Secured Notes to the relevant DIFL Scheme Creditors in exchange for their Scheme Claims.

23	SCHEME COSTS

The Companies shall pay all Scheme Costs and any other costs incurred by the Companies including in connection with the negotiation, preparation and implementation of the Scheme as and when they arise, including the costs of holding the Scheme Meetings, the costs of any petition to the Court to sanction the Scheme and the fees, costs, charges, expenses and disbursements of all Advisors and the Existing Notes Trustee, which are payable under the Restructuring Support Agreement, and which Scheme Costs shall not be subject to the arrangement and compromises to be effected by the Scheme.

24	MODIFICATIONS OF THE SCHEME

24.1	Either Company may, subject to and in accordance with the terms of the Restructuring Support Agreement, at any hearing to sanction the Scheme, consent on behalf of all DIFL Scheme Creditors to any modification, addition, or waiver of the Scheme or any terms or conditions which the Court may think fit to approve or impose which is necessary or desirable for the implementation of the Scheme, provided that such modification, addition, waiver or term or condition does not directly or indirectly alter, modify or adversely affect the economic treatment or any legal rights or obligations or interests of any DIFL Scheme Creditor, the Holding Trustee or the Existing Notes Trustee, the Administrative Agent, the Collateral Agent or any of them, under the Scheme or any Restructuring Document, or impose any direct or indirect additional obligation on a DIFL Scheme Creditor.

24.2	After the date of the hearing to sanction the Scheme but before the Scheme Effective Date, the terms of the Scheme or any Restructuring Document may, subject to the terms of the Restructuring Support Agreement, be amended, supplemented, or waived only with the consent of the Company and the Majority DIFL Scheme Creditors, provided that such amendment or waiver (i) is only of a technical or non-material nature or to correct a manifest error; and (ii) does not directly alter, modify or adversely affect or indirectly have an adverse effect on the economic treatment or any legal right or obligation of any DIFL Scheme Creditor under the Scheme or any Restructuring Document (unless such DIFL Scheme Creditor consents) or impose any direct or indirect additional obligation on a DIFL Scheme Creditor. After the Scheme Effective Date, any amendments to the documents will be made in accordance with the relevant document’s terms.

24.3	The Company may not designate any document as a Restructuring Document without the consent of the Majority DIFL Scheme Creditors.

25	FURTHER ASSURANCE

On and from the Scheme Effective Date to and including forty-five (45) Business Days after the Scheme Effective Date, each DIFL Scheme Creditor undertakes to the Company and its directors, officers and other duly appointed representatives, to provide such further assistance (at the cost of the Companies) as may be reasonably required and reasonably necessary by the Companies or a DIFL Scheme Creditor (as applicable) to implement this Scheme and the Restructuring provided that:

(a)	such actions are consistent with the Scheme, the Restructuring Support Agreement and the Restructuring Documents; and

(b)	in each case the Companies or the DIFL Scheme Creditor (as applicable) must notify and consult in good faith, with (to the extent the DIFL Scheme Creditor or the Company (as applicable) responds to the notice) the relevant DIFL Scheme Creditor or the Company (as applicable) at least three (3) Business Days prior to the date on which any steps are required to be taken by the relevant DIFL Scheme Creditor or the Company (as applicable) in accordance with this Clause 25.

26	NOTICES

26.1	Any notice or other written communication to be given under or in relation to the Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand or sent by Post, and by air mail where it is addressed to a different country from that in which it is posted, with a copy sent by electronic mail to:

(a)	in the case of the Companies

Digicel Intermediate Holdings Limited/Digicel International Finance Limited

Clarendon House 2 Church Street

Hamilton, HM 11 Bermuda

Attn:    Jarleth Burke
Email:    Jarleth.Burke@digicelgroup.com

with a copy to (which shall not constitute notice):

Conyers Dill & Pearman Limited

Clarendon House

2 Church Street

Hamilton, HM 11

Bermuda

Attn:   Christian Luthi

Rhys Williams

Edward Rance

Email:   christian.luthi@conyers.com

rhys.williams@conyers.com

edward.rance@conyers.com

-and-

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn:   Timothy Graulich

Darren Klein

Email:   timothy.graulich@davispolk.com

darren.klein@davispolk.com

(b)	in the case of a DIFL Scheme Creditor, its last known address known to the Company, provided that all deliveries of notices required to be made by the Scheme shall be effective by posting the same in pre-paid envelopes addressed to the DIFL Scheme Creditors or, if so directed by the DIFL Scheme Creditors, to the relevant DTC Participant for the persons respectively entitled thereto at the addresses appearing in the records of DTC or to such other addresses (if any) as such persons may respectively direct in writing; or

(c)	In the case of the DIFL Secured Ad Hoc Group:

Paul Hastings LLP

200 Park Ave

New York, New York 101662

Attn:   Sayan Bhattacharyya

Daniel Fliman

Daniel Ginsberg

Email:   sayanbhattacharyya@paulhastings.com

danfliman@paulhastings.com

danielginsberg@paulhastings.com

(d)	In the case of the PCG Ad Hoc Group

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:   Andrew N. Rosenberg

Elizabeth McColm

Brian Bolin

Email:   arosenberg@paulweiss.com

emccolm@paulweiss.com

bbolin@paulweiss.com

with a copy to:

Akin Gump LLP

Eighth Floor, 10 Bishops Square

London, E1 6EG

Attn:    James Terry

Emma Simmonds

Email:   akin-digicel@akingump.com

(e)	In the case of the Existing Notes Trustee:

Deutsche Bank Trust Company Americas, as Indenture Trustee

Trust and Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, New York 10019

Attn:    Corporates Team_Digicel Group

Email:   rodney.gaughan@db.com

sebastian-a.hidalgo@db.com

with a copy to: (which shall not constitute notice):

Moses & Singer LLP

405 Lexington Avenue

New York, New York 10174

Attn:    Alan Gamza

Kent Kolbig

Email:   agamza@mosessinger.com

kkolbig@mosessinger.com

(f)	in the case of any other person, any address set forth for that person in any agreement entered into in connection with the Scheme.

26.2	In addition, any notice or other written communication under or in relation to the Scheme to be given to the DIFL Noteholders (and any of their Intermediaries) shall be deemed to have been duly given if sent by electronic means through DTC.

26.3	Any notice or other written communication to be given under the Scheme shall be deemed to have been served:

(a)	if delivered by hand, on the first Business Day following delivery;

(b)	if sent by Post, on the second Business Day after posting if the recipient is in the country of dispatch, otherwise on the fifth Business Day after posting; and

(c)	if distributed electronically through DTC, on the fifth Business Day after such distribution.

26.4	In proving service, it shall be sufficient proof, in the case of a notice sent by Post, that the envelope was properly stamped, addressed and placed in the Post.

26.5	The accidental omission to send any notice, written communication or other document in accordance with this Clause 26 or the non-receipt of any such notice by any DIFL Scheme Creditor, shall not affect any of the provisions of the Scheme or the effectiveness thereof.

27	CONFLICT AND INCONSISTENCY

In the case of a conflict or inconsistency between the terms of the Scheme and the terms of the Explanatory Statement, the terms of the Scheme will prevail.

28	SEVERABILITY

If at any time, any provision of the Scheme is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of that provision under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision of the Scheme under the law of that jurisdiction will in any way be affected or impaired thereby.

29	ANNOUNCEMENTS

The Companies shall not, and shall procure that no member of the Group will, make any public announcement regarding the Scheme which names any DIFL Scheme Creditor (or from which the identity of a DIFL Scheme Creditor can be discerned) unless the contents of that announcement have been agreed in writing by such DIFL Scheme Creditor prior to the publication of that announcement.

30	GOVERNING LAW AND JURISDICTION

Without prejudice to the choice of law provisions in the Existing Notes Indentures with respect to the rights and obligations of the Existing Notes Trustee thereunder, the Scheme shall be governed by, and construed in accordance with, the laws of Bermuda. The Company, the Existing Notes Trustee, the Holding Trustee, the Information Agent and each of the DIFL Scheme Creditors agree that, to the fullest extent permitted by applicable law, any dispute between them shall be determined by the Court.

31	ALLOCATION

For U.S. federal income tax purposes, the DIFL Subordinated Notes Consideration distributed to DIFL Subordinated Noteholders pursuant to Clause 7 shall be allocated first to the principal amount of the DIFL Subordinated Notes (as determined for U.S. federal income tax purposes), with any excess allocated to accrued but unpaid interest on the DIFL Subordinated Notes, if any, as at the Record Date.

32	LIMITATIONS OF LIABILITY

Except as expressly provided herein, nothing in this Scheme constitutes a person a trustee, agent or fiduciary of any other person.

IN THE SUPREME COURT OF BERMUDA

COMMERCIAL COURT

2023: No. 305

IN THE MATTER OF DIGICEL INTERNATIONAL FINANCE LIMITED

IN THE MATTER OF DIGICEL INTERMEDIATE HOLDINGS LIMITED

AND IN THE MATTER OF SECTION 99 OF THE COMPANIES ACT 1981

SANCTION ORDER